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                                                                     Exhibit R.2
                                                     PRIVILEGED AND CONFIDENTIAL

                                 CODE OF CONDUCT

                             Dated November 25, 2002

                                 I. INTRODUCTION

This Code of Conduct (the "Code") sets forth the compliance policies and procedures of a Covered Entity applicable to its investment advisory and investment management business. The Code embodies the Covered Entity's commitment to adhering to the highest standards of integrity and care for the benefit of its Clients and in dealing with the investment community. This commitment includes, but is not limited to, complying with all laws and regulations applicable to the Covered Entity's activities. The Code supplements GM's Winning with Integrity: Our Values and Guidelines for Employee Conduct.

While it is not practical to discuss all legal and ethical issues that may arise in the course of the Covered Entity's business activities, the Code outlines the types of activities that are prohibited (or exempted from prohibition) and provides a few examples of such activities. The Code encompasses not only legal requirements, but also general standards of integrity and fair dealing which should guide all Employees in acting on behalf of the Covered Entity and its Clients. The Code also includes policies intended to help prevent the Covered Entity, its Clients and Employees from becoming entangled in difficult or compromising situations where questions of compliance with legal standards may arise.

Key terms and phrases have the meanings defined in Section V. Each defined word or phrase is identified in bold-faced type the first time it is used in the Code.

Employees are expected to be thoroughly familiar with the procedures and policies set forth in this Code. Employees are also required to acknowledge annually that they have received and read the Code and agree to comply with its provisions. In appropriate circumstances, certain persons who are not Employees (such as some employees of GM, its affiliates or representatives of service providers) may be required to adhere to the Code or pertinent provisions just as though they were Employees. Additionally, Employees involved in the operations of a RIC are expected to be thoroughly familiar with and, to the extent required therein, to comply with, the procedures and policies set forth in the Code of Ethics for Registered Investment Companies (RIC's) Managed by GMIMCo.

Employees are encouraged to direct questions or comments about the Code and matters relating to compliance with the Code to the Employee's supervisor, the

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Compliance Director or the General Counsel. Appropriate disciplinary action will be taken for failure to adhere to the policies and procedures described herein.

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                            II. GENERAL REQUIREMENTS

A.   Compliance with Legal Requirements

     Employees must obey all laws and regulations applicable to a Covered Entity's business, including but not limited to, the Advisers Act, the Securities Act, the Exchange Act, the Investment Company Act, ERISA and Applicable Banking Law.

B.   Conflicts of Interest

     Employees must at all times act in the sole and best interests of Clients. Employees must (i) avoid Conflicts of Interest, including even the appearance of a Conflict of Interest and (ii) promptly advise their supervisor, the Compliance Director or the General Counsel of any potential Conflict of Interest. A Conflict of Interest includes without limitation any situation in which an Employee has a Personal Interest in the Purchase or Sale of a Security, Contract or Other Investment by a Covered Entity or a Client thereof.

     A supervisor and either the Compliance Director or the General Counsel must be advised of any action that might be construed as an attempt to exercise improper influence in connection with any investment decision to be made on behalf of a Client.

C.   Confidentiality

     All information obtained by Employees about the activities, holdings or business and operations of any Covered Entity or its Clients that is not publicly available is to be kept confidential. Such information may be used or disclosed only in the discharge of an Employee's responsibilities. Confidential information may not be used or disclosed, in any manner whatsoever, to benefit personally, directly or indirectly, an Employee, his or her family, friends, associates or any other person.

     In addition, any nonpublic information concerning a Client, its investment policies or plans or those of any Covered Entity, and any nonpublic information obtained in the course of researching or making any investment or by other means, including nonpublic information regarding the financial condition, prospects or plans of any person or entity received in considering any investment or potential investment or for any other reason, shall be kept confidential, and may be used or disclosed only in the discharge of an Employee's responsibilities.

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     Each Employee has an individual responsibility to safeguard information that is required to be kept confidential. Access to such information is to be granted solely in the discharge of an Employee's responsibilities and on a "need-to-know" basis. Approved access to such information does not confer authority to act as spokesman for a Covered Entity or a Client concerning the information.

     The following precautions should be observed to preserve the confidentiality of such information:

     1. the information may not be discussed in public places (such as elevators, restaurants or airplanes) or in other locations or using other media where it can be overheard or monitored;

     2. papers containing confidential information should not be left uncovered in conference rooms, offices or other locations where they can be read by passersby;

     3. confidential information stored in computer systems and other electronic files should be kept secure and access to such information limited, as may be necessary or appropriate;

     4. e-mails sent via the internet should include a "confidentiality disclosure" statement of the type adopted by GMIMCo;

     5. code names or redaction should be used where appropriate in documents containing confidential information; and

     6. appropriate controls for the reception and oversight of visitors in sensitive areas should be observed.

     Any questions regarding the use or disclosure of information that is required to be kept confidential should be addressed to the Employee's supervisor or, if he or she is unavailable, to the Compliance Director.

     No Employee shall discuss any investment or other activity of a Covered Entity or a Client with any representative of the media unless such Employee is (or is accompanied in such discussion by) a member of GMIMCo's Management Council. All Employees are cautioned that there may be legal constraints on what may be discussed with the media depending upon the subject matter of the media discussion or other matters that a Covered Entity or its affiliates may be involved in at the particular time and of which the Employee may or may not be aware. Due to the potentially adverse consequences to a Covered Entity and its affiliates of missteps in this area, any Employee who intends to engage in any discussion with the media is urged to first consult with the General Counsel. Additionally, responses to any inquiries by the media should be coordinated through GM's Media Relations Group.

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     Employees are further restricted in the use of Material Nonpublic
Information as described in Section III.B.

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              III. PROHIBITED ACTIVITIES AND REPORTING REQUIREMENTS

A.   Prohibitions Concerning Covered Entity Activities

     In acting on behalf of a Covered Entity, no Employee shall:

     1. employ any device, scheme or artifice to defraud any Client or prospective Client;

     2. engage in any transaction, practice or course of business which operates as a fraud or deceit upon any Client or prospective Client;

     3. engage in any act, practice or course of business that is fraudulent, deceptive or manipulative; or

     4. take any other action which would violate any statute, rule or regulation.

B.   Prohibitions Concerning Material Nonpublic Information

     It is not illegal to learn of Material Nonpublic Information. However, it is a violation of the federal and state securities laws for any person who is aware of Material Nonpublic Information (i) to Purchase or Sell Securities (whether for direct personal benefit or for the benefit of another) or (ii) to pass on the information to others who may Purchase or Sell Securities based on such information.

     Any Employee who becomes aware of information which may be Material Nonpublic Information is prohibited from engaging in any securities transaction in the Related Securities on behalf of a Client or any other person or taking any action that would facilitate trading by any other person in the Related Securities.

     All Employees are required to report to the Compliance Director or, in her absence, any attorney or compliance person on the GMIMCo Legal Staff, any instance involving a company that, to an Employee's knowledge, has issued Securities, Contracts or Other Investments held in or Being Considered for Purchase or Sale for a Covered Entity-managed Client account where the Employee
(i) receives information that may constitute Material Nonpublic Information regarding such company or (ii) is in a position to possibly receive Material Nonpublic Information regarding such company on a recurring basis (such as through service as a director, as an observer to a board of directors or through a relationship with company insiders or as a party to a confidentiality agreement with the company).

     All Employees are also required to be familiar with, and may be subject to restrictions contained in, the GM Insider Trading Policy which is available on the Socrates Website under "Services - GM Policies - Insider Trading Policy."

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     Any Employee who becomes aware of any breach of the requirements restricting use of Material Nonpublic Information, including a leak of such information, shall immediately report such breach to the Compliance Director or the General Counsel.

C.   Prohibitions Concerning Personal Transactions

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     In reading this Section of the Code and Section III.D, Employees are reminded that any Purchase or Sale of a Security, Contract or Other Investment by or on behalf of the Employee's immediate family sharing the same household generally will be viewed as a Personal Trade. Employees should read the definitions of "Personal Trade," "Beneficial Ownership or Personal Interest" and "Control Trade" prior to reading this Section and
     Section III.D.
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     1.   To ensure that the interests of Clients will always take precedence over the interests of any Employee and to assure compliance with the Advisers Act, the Exchange Act, the Investment Company Act and other applicable law:

          a. No Employee shall execute a Personal Trade, a Control Trade or a trade on behalf of a Client in any Security, Contract or Other Investment at a time when such Employee has any Material Nonpublic Information relating to such Security, Contract or Other Investment.

          b. No Employee shall execute a Personal Trade or a Control Trade in any Security, Contract or Other Investment which, to his or her knowledge at the time of such Personal Trade or Control Trade, either is Being Considered for Purchase or Sale by a Client or is in the process of being Purchased or Sold by a Client. Participation in a public tender offer when an Employee has knowledge that a Client may also participate in such tender offer is permitted so long as the Employee Pre-Clears the Personal Trade or Control Trade in such tender offer.

          c. An Employee who manages an account for a Client and who engages in Personal Trades or Control Trades in any Security, Contract or Other Investment issued by an entity that is the issuer of a Security, Contract or Other Investment held in such Client account is required to conduct such Personal Trades and Control Trades in a manner that assures that the interests of the Client account take precedence. In this situation, any Purchase for the Client account must be executed prior to any Purchase that is a Personal Trade or Control Trade and any Sale for the Client account must be executed prior to any Sale that is a Personal Trade or Control Trade. This "trade for the client first" rule would not necessarily have to be followed if the Personal Trade or Control Trade is executed more than seven days prior to the trade for the Client account; however, Personal Trading or Control Trading eight days or more ahead of the Client would still be prohibited (i) if the Employee engages in a pattern of such trades, indicating that the interests of the Client are not taking precedence or (ii) if specific

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               circumstances, such as a highly illiquid market, indicate that the Employee's Personal Interests could be advantaged by a Client trade or the Client could possibly be disadvantaged by a Personal Trade or Control Trade.

          d.   All Employees must Pre-Clear the following transactions:

               (i) any trade in a Security, Contract or Other Investment issued by a company included on the Restricted Securities List, whether it is a Personal Trade, a Control Trade or on behalf of a Client. The Legal Staff maintains the Restricted Securities List and makes it available to all Employees, who are required to check the list prior to trading;

               (ii) any Personal Trade or Control Trade involving a Purchase of any Security, Contract or Other Investment that is being offered in a private placement or Initial Public Offering. Initial Public Offerings of closed-end investment companies (i.e., exchange-traded investment funds) are exempted from this requirement; or

               (iii) participation in a public tender offer when an Employee has knowledge that a Client may also participate in such tender offer.

          e. Investment Personnel of a RIC or its investment adviser must pre-clear any direct or indirect acquisition of Beneficial Ownership in any Securities in an Initial Public Offering or in a Limited Offering.

     2. Transactions in the following Securities or investments generally will not be subject to the foregoing trading prohibitions or Pre-Clearance requirements (except that the prohibition regarding Material Nonpublic Information set forth in Section III.C.1.a, above, will apply to these transactions and the approval requirements set forth in Section III.C.1.e above will apply):

          a.   direct obligations of the Government of the United States;

          b. High-Quality Short-Term Debt Instruments, including but not limited to bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements;

          c. shares of registered open-end investment companies (i.e., mutual funds);

          d.   checking, savings and money-market accounts; and

          e. Securities or investments in the GM Savings-Stock Purchase Program, except for those transactions described in Reportable Securities which are required to be reported.

     3. Purchases or Sales of any Security, Contract or Other Investment effected for the account, in whole or in part, of an Employee where such Employee exercises

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          no direct or indirect influence or control over the investment decisions are not prohibited. (For example: (i) a brokerage account where the broker has discretion and does not consult with his or her client in advance; (ii) a trust account of which an Employee is a beneficiary and not a trustee or other fiduciary; or (iii) when shares are purchased using dividends pursuant to a dividend reinvestment plan.) However, any such purchase or sale is subject to the requirements of Section III.C.1.e above.

     4. The Compliance Director may grant an exemption from any of the foregoing trading prohibitions (other than the prohibition regarding Material Nonpublic Information set forth in Section III.C.1.a above and the approval requirements set forth in Section III.C.1.e above) if an Employee requests exemption prior to engaging in the relevant trading activity and can demonstrate an exceptional circumstance, such as significant personal hardship, and the absence of any likelihood that a Client will be disadvantaged.

D.   Reporting Requirements for Personal Transactions

     1. Every Employee is required to file a report disclosing all Personal Trades involving Reportable Securities within ten (10) days after the close of each calendar quarter in which the transactions occurred. Such reports will be treated confidentially, but will be reviewed for compliance with the Code by the Compliance Director, may be reviewed by the persons referenced to in Section IV, below, and may be made available for inspection by regulatory agencies.

          a. The reports are to be filed on the "Quarterly Transactions Disclosure Report" form which is available on GMIMCo's computer network.

          b. If an Employee has no reportable transactions for a quarter, he or she still must file a "Quarterly Transactions Disclosure Report" form indicating that there have been no reportable transactions.

          c. Any report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she is a direct or indirect Beneficial Owner of the Security, Contract or Other Investment listed in the report.

E.   Annual Compliance Certification

     Employees are required to certify on an annual basis that they (i) have read and understand the Code and recognize that they are subject thereto, (ii) will comply with the requirements of the Code and (iii) will disclose or report all Personal Trades required to be disclosed or reported.

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                                  IV. SANCTIONS

Sanctions may be imposed by any or all Covered Entities for any violation of this Code with respect to any Covered Entity. Such sanctions may include, but are not limited to, written censure and suspension or termination of employment or membership. The specific sanction imposed for a violation of the Code will be based upon the recommendation of the General Counsel, the Compliance Director and the Employee's supervisor and will be reviewed by GMIMCo's Vice President - Human Resources. Each such sanction will be approved by GMIMCo's President and Chief Operating Officer prior to the time it is imposed. Notwithstanding the foregoing, if a person referred to in either of the two preceding sentences is found to be the subject of a sanction, such person shall recuse himself or herself from determining or approving such sanctions. Additionally, all material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the respective Covered Entity. Violations of this Code, which also constitute violations of law, may be referred to appropriate governmental, regulatory or law enforcement authorities and may subject the violator to civil or criminal penalties.

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                                 V. DEFINITIONS

Advisers Act means the Investment Advisers Act of 1940, as amended.

Applicable Banking Law means, in the case of a Covered Entity which is a state or federally chartered bank and/or trust company, the laws and regulations applicable to such a bank and/or trust company.

Being Considered for Purchase or Sale applies to any Security, Contract or Other Investment when a recommendation to Purchase or Sell that Security, Contract or Other Investment has been made and communicated to a person (who may be another Employee or a Covered Entity committee) having the authority to authorize or effect such Purchase or Sale and, with respect to the person or committee making the recommendation, when such person or committee seriously considers making such a recommendation.

Beneficial Ownership or Personal Interest in a Security, Contract or Other Investment describes the interest of any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such Security, Contract or Other Investment, subject to the following:

     1. the term "pecuniary interest" in any Security, Contract or Other Investment means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Security, Contract or Other Investment.

     2. the term "indirect pecuniary interest" in any Security, Contract or Other Investment includes, but is not limited to:

          a. a Security, Contract or Other Investment held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted (immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships);

          b. a general partner's proportionate interest in the portfolio securities held by a general or limited partnership;

          c. certain categories of performance-related fees, other than an asset-based fee, received for providing investment advice to any person (Employees should consult with the Compliance Director as to their reporting obligation if they receive such a performance fee);

          d. a person's right to dividends that is separated or separable from the underlying securities; and

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          e.   a person's interest in a Security, Contract or Other Investment held by a trust, when,

               (i) in the case of a beneficiary of the trust, the beneficiary has a pecuniary interest in a trust transaction and has or shares investment control with respect to such transaction,

               (ii) in the case of a trustee of the trust, at least one
                    beneficiary of the trust is a member of the trustees' immediate family (the trustee then has a pecuniary interest to the extent of the family member's pecuniary interest in the trust's transactions), or

               (iii)in the case of a settlor of the trust (a settlor is a person who establishes a trust), the settlor has reserved the right to revoke the trust without the consent of another person.

     3. a shareholder is deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns Securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio.

Client means any person or entity to whom or in respect of which a Covered Entity gives investment advice.

Compliance Director means the person holding the title of Compliance Director of GMIMCo or, if at any time there is no such person, such person as the General Counsel may designate.

Conflict of Interest means a personal interest in or an obligation to or a relationship with any person with whom, or organization with which, a Covered Entity or an Employee has a relationship that could reasonably be considered to affect the judgment of the Employee in fulfilling his or her responsibilities to such Covered Entity or a Client thereof.

Contract includes, for example, forward or futures contracts.

Control Trade means any Purchase or Sale of a Security, Contract or Other Investment in which an Employee has or shares (or as a result of such transaction acquires) directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, on behalf of any person other than a Covered Entity or a Client:

     1. voting power, which includes the power to vote or to direct the voting of, a Security, Contract or Other Investment; or

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     2.   investment power, which includes the power to dispose or to direct the disposition of such Security, Contract or Other Investment; or

     3. appropriation power, which includes the power to use or to direct the use of such Security, Contract or Other Investment.

Covered Entity means (i) GMIMCo and (ii) any affiliate of General Motors Asset Management Corporation other than GMIMCo which adopts this Code as its Code of Conduct through incorporation by express reference into the policies and procedures of such affiliate.

Employee means any employee of a Covered Entity (including a GMIMCo employee serving as a dual employee of such Covered Entity) and any GMIMCo employee who is a member of a Covered Entity which is a limited liability company.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended.

General Counsel means the person holding the title of General Counsel of GMIMCo.

GM means General Motors Corporation.

GMIMCo means General Motors Investment Management Corporation.

High-Quality Short-Term Debt Instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two credit rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable credit quality.

Initial Public Offering means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

Investment Company Act means the Investment Company Act of 1940, as amended.

Investment Personnel means (i) any GMIMCo employee (or any employee of any company in a control relationship to a RIC or its investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the Purchase or Sale of securities by the RIC and (ii) any natural person who controls a RIC or its investment adviser and who obtains information concerning recommendations made to the RIC regarding the Purchase or Sale of securities by the RIC.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act.

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Material Nonpublic Information means any information about a company, Security,
Contract or Other Investment, or the market for any of these investments, that has not been generally disclosed to the public, when the disclosure of that information is likely to affect the price of that Security, Contract or Other Investment or is likely to be considered important by a reasonable investor in making an investment decision regarding such investments.

Other Investment means any investment including, but not limited to, real estate, oil and gas leases, commodities, partnership interests and any derivative interest in any Security or any of the foregoing, as well as any other investment not covered by the foregoing description.

Personal Interest -- see definition of "Beneficial Ownership or Personal Interest."

Personal Trade means any Purchase or Sale of a Security, Contract or Other Investment in which an Employee has, or as a result of such transaction acquires, directly or indirectly, a Beneficial Ownership or Personal Interest.

Pre-Clear means to obtain the written consent of the Compliance Director or, in her absence, any attorney or compliance person on the GMIMCo Legal Staff prior to engaging in a specified activity.

Purchase of a Security, Contract or Other Investment includes, for example, any exchange or other acquisition for value of any such item or an interest therein or an option, warrant or other right for the acquisition thereof, and entering into any contract providing therefor.

Related Securities means any Security, Contract or Other Investment, or any Security issued by a company, with respect to which any Employee is aware of Material Nonpublic Information.

Reportable Securities means all Securities, Contracts and Other Investments except (i) direct obligations of the Government of the United States, (ii) High-Quality Short-Term Debt Instruments, including but not limited to bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements; (iii) shares of registered open-end investment companies (i.e., mutual funds); (iv) checking, savings and money-market accounts; (v) interests in an Employee's General Motors Savings-Stock Purchase Program (the "GM S-SPP") account to the extent specified below; (vi) shares purchased using dividends pursuant to a dividend reinvestment plan; and (vii) any Security, Contract or Other Investment held in an account or Purchased or Sold for an account over which an Employee has no direct or indirect influence or control. The only transactions involving an Employee's GM S-SPP account that are required to be disclosed in an Employee's "Quarterly Transactions Disclosure Report" are transfers of assets that are already in the program into or out of any of the common stock funds offered through the GM S-SPP (including, but not limited to, GM $1-2/3 par value Common Stock Fund, GM Class H Common Stock Fund, EDS Stock Fund, Raytheon

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Company Class A Common Stock Fund and Delphi Common Stock Fund). Contributions
into the program (which are made through payroll deductions or flexible compensation payment installments) and transfers into or out of the other program investment options do not need to be reported. Reportable Securities include shares acquired upon exercise of GM and GMH stock options.

Restricted Securities List means a list of companies that have issued Securities, Contracts and Other Investments with respect to which Purchases or Sales executed by an Employee, whether a Personal Trade or on behalf of a Client, must be Pre-Cleared.

RIC has the meaning ascribed to it in the RIC Code.

RIC Code means the Code of Ethics for Registered Investment Companies (RICs) managed by GMIMCo, as in effect from time to time.

Sale of a Security, Contract or Other Investment includes, for example, any exchange or other disposition for value of any such item or an interest therein or an option or other right for the sale or other disposition thereof, and entering into any contract or other arrangement providing therefor.

Securities Act means the Securities Act of 1933, as amended.

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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                                 CODE OF CONDUCT
                                 ACKNOWLEDGMENT

     I have received and read the Code of Conduct dated November 25, 2002. I understand that this Code supplements GM's Winning with Integrity: Values and Guidelines for Employee Conduct. I agree to comply with all of the policies set forth in each of these documents in connection with my employment.


Date:              , 200                      Signed:
      -------------     --                           ---------------------------

                                              Name:
                                                     ---------------------------
                                                     [Please Print or Type]

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